Proxy Results

Shareholders of Seligman Cash Management Fund, Inc. voted on two proposals at a Special Meeting of Shareholders held in on November 3, 2008. Shareholders voted in favor of each of the proposals. The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider and vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

                 For                Against                 Abstain
         147,191,364.020         3,435,811.770           3,179,806.400

Proposal 2
To elect ten directors to the Board:

                                  For                  Withheld
Kathleen Blatz              160,977,372.410         6,181,678.780
Arne H. Carlson             160,571,151.050         6,587,900.140
Pamela G. Carlton           161,314,790.870         5,844,260.320
Patricia M. Flynn           161,061,824.730         6,097,226.460
Anne P. Jones               160,546,984.810         6,612,066.380
Jeffrey Laikind             160,827,128.150         6,331,923.040
Stephen R. Lewis, Jr.       160,768,739.240         6,390,311.950
Catherine James Paglia      160,996,474.570         6,162,576.620
Alison Taunton-Rigby        161,231,510.570         5,927,540.620
William F. Truscott         161,231,510.570         5,927,540.620